Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of July 9, 2012 by and between Derek Harmer (“Employee”) and Accel Entertainment Gaming, LLC, an Illinois limited liability company (the “Company”).

Recitals

A. The Company has established a business to engage in the sale, lease, operation, management, product development and licensing, etc. with respect to Video Gaming, pursuant to the requirements and laws of the State of Illinois (the “Business”);

B. The parties desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company; and

C. The parties recognize that as an employee of the Company, Employee will be employed in a confidential capacity and will be given access to certain proprietary and/or confidential information of the Company.

Terms

In consideration of the foregoing, which is made part hereof, as well as the mutual covenants and promises set forth below, the parties agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee hereby accepts employment with the Company, on a full-time basis consistent with the position and duties of General Counsel and Chief Compliance Officer, upon the terms and conditions set forth in the Agreement for the period beginning on July 9, 2012 (“Beginning Employment Date”) and ending as provided in section 1(c) below (the resulting term of employment being referred to hereafter as the “Employment Period”).

(a) Title and Duties.

(i) The Company shall employ Employee as General Counsel and Chief Compliance Officer, reporting to the Chief Executive Officer. The primary responsibilities of this position will include, but not be limited to, the direct management of all legal interests, affairs and activities of the Company and the development and administration of a comprehensive risk management and compliance program in accordance with all internal and external regulatory requirements.

(ii) Employee will devote all of his professional time and attention to the Business, and shall not engage in any other profession or business without first obtaining the Company’s written consent. Employee will perform his duties and responsibilities to the best of their abilities in a diligent, trustworthy, workmanlike and efficient manner. Given the nature of the Business and the geographic scope of operations, this position may require significant travel time and overnight stays.

(b) Compensation and Benefits.

(i) Compensation. Employee’s compensation package will be comprised of a base salary (“Base Salary”) in the initial amount of $155,000 per year, less appropriate tax withholdings required by applicable law. The base salary will be increased $5,000 for every 100 licensed live locations the Company adds to its live gaming portfolio up to a total of 500 live locations. These potential increases will occur during the first twenty (24) months of employment and will be capped at a total of $25,000, or a total base salary of $180,000.00. Employee shall also be eligible for an annual salary increase based on Employee’s prior year performance evaluations, the amount of which will be determined at the sole discretion of the Company. Additionally, Employee shall be entitled to be considered, at the sole discretion of the Company, for future equity compensation under such terms and conditions as are agreeable to the parties.

(ii) Cash Bonus. After the first 500 licensed locations go live, Employee will receive a one-time cash bonus of $5,000 for every additional 100 licensed locations other than those added by the merger or acquisition of another company prior to June 30, 2014 to the live gaming portfolio up to a maximum total of 1,000 new additional locations.

(iii) Equity Incentive Plan. Following the approval of the Board of Directors of Accel Entertainment, Inc. (“Inc.”), Employee shall receive an initial award of options to purchase 15,000 shares of Inc. as a part of the existing long-term compensation program. These share options will be priced at the fair market value which is at a discount to the most recent capital offering of Class C Preferred Shares of Inc. The options will be vested equally annually over a period of five (5) years. Documentation regarding the equity incentive plan and Employee’s participation will be provided separately.

(iv) Commission. Employee is eligible to earn a sales commission (“Commission”) for certain Contracted Establishments (establishments which sign the Company’s Terminal Use Agreement for a term of at least five (5) years). Specifically, a commission shall be paid for each establishment that a) is eligible under The Act; b) is not already assigned to a Company sales associate; c) does not have an existing relationship with and is not an active sales target of an Accel business partner; d) contracts with the Company as a direct result of Employee’s relationship and effort; e) passes the Company’s validation, acceptance, and due diligence procedures. The commission shall be paid as follows: a) a first payment of $1,000 will be paid upon signing, after the Company successfully completes due diligence; b) a second payment of $1,000 plus $100 per terminal will be paid ninety (90) days after the establishment goes live with video gaming, except that if Employee is no longer engaged by or employed with the Company at that time the second payment will be adjusted to $500 plus $50 per terminal. In the event a Contracted Establishment fails to obtain its gaming license from the State of Illinois and/or the Illinois Gaming Board, reconciliation will be performed by making adjustments against future payments. For example, if Employee receives a $1,000 Commission for an eligible Contracted Establishment but it fails to obtain its gaming license, an adjustment of $1,000 shall be made against subsequent payments to Employee.

(v) Relocation/Expense Reimbursement. The Company will reimburse Employee for up to a total of $12,500 for moving and/or transitional housing expenses subject to receipt and approval of related documentation. The Company will reimburse Employee for all reasonable business-related travel and related (lodging, meals, etc.) expenses incurred by him in connection with the performance of his duties and obligations under this Agreement, according to the Company’s expense reimbursement policies. Employee will comply with such reasonable limitations and reporting requirements with respect to expenses as the Company may establish from time to time. Employee shall use his best efforts to have all expenses in excess of $50.00 pre-approved by the Company.

(vi) Vacation and Other Benefits. Employee will initially be entitled to fifteen (15) paid days off to be used as sick days, personal days or vacation days (“Day”) per calendar year. These Days shall be in addition to major holidays including Memorial Day, Fourth of July, Labor Day, Thanksgiving, and Christmas; or any other holiday during which the Company’s offices are closed. These Days will be added at a constant rate with each pay period, dating to Employee’s first day of employment with the Company. Vacation days will be used in no more than five (5) consecutive days at a time and the maximum roll-over of unused vacation and sick days in a given year will be five (5) Days. Written permission from the Company will be required to take Days that have not yet been added. Upon Employee’s termination by the Company without Cause, Employee’s final payroll will be adjusted to account for any Days taken but not accrued, or any unused Days. After two years of employment Employee may be eligible for an increase in paid time off per year, in an amount determined at the sole discretion of the Company.

(vii) Cellular Phone. The Company will provide Employee with a cellular phone allowance of $50.00 a month as reimbursement for Employee using his personal phone in furtherance of Company related activities.

(viii) Management Team Performance Incentive Plan. Employee shall be eligible for any participation in any future management team incentive plan approved by the Board of Directors.

(ix) Other Benefits. Employee shall be eligible to participate in the Company’s health insurance coverage (“Plan”) for Employee and the family members of Employee when such Plan is implemented by the Company.

(x) Signing Bonus. Employee shall receive a one-time signing bonus in the amount of Five Thousand Dollars ($5,000.00) upon execution of this Agreement.

(c) Term.

(i) Employment Period. The Employment Period commences on the Beginning Employment Date and is terminable by either party on thirty (30) days prior written notice to the other party to this Agreement.

(ii) Termination by Company for Cause. This Agreement shall terminate if the Company gives Employee notice of termination for Cause, in which case the effective date of termination shall be the date on which such notice is given unless otherwise indicated. The term “Cause” shall mean: (i) a material breach of this Agreement, including a material violation by Employee of any of the restrictive covenants (Confidentiality, Non-Competition and Non-Solicitation) contained herein; (ii) the commission of an act of fraud, conversion, misappropriation, embezzlement, or similar illegal acts or other misconduct involving moral turpitude; (iii) a repeated failure to report to work or to perform his duties as requested by the Company; (iv) negligence with respect to the Company, its customers, its employees and its activities which has an adverse effect on the assets, business, financial condition or results of operations of the Company or any of its affiliates; (v) any material misrepresentations or nondisclosures to the Company; and (vi) any actions that could cause Employee or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board. For purposes of this Agreement, no act, or failure to act, on Employee’s part may not be deemed “negligent” if done, or omitted to be done, by Employee in good faith and with reasonable belief that Employee’s action or omission was legal and was in the best interest of the Company.

(iii) Termination by Change of Control. If Employee is terminated without Cause within sixty (60) days following a change of control (as defined below), Employee will receive a lump sum severance payment equal to 50% of Employee’s annual base salary paid over the preceding twelve (12) months, payable in twelve (12) monthly installments.

Change of control shall be defined as a change in effective control of the Company whereby any person or contained group becomes the beneficial owner of at least 51% of the voting shares in the Company.

2. Representations and Warranties. Employee represents and warrants that he is not subject to any contractual or legal obligation arising out of any prior employment or working relationship he has had that restricts his right to work for the Company. Employee further represents that he does not possess and will not utilize in connection with his employment with the Company any confidential or proprietary documents obtained during the course of any prior employment or working relationships to which he does not have entitlement or that he otherwise is restricted from possessing or using.

3. Confidentiality. Employee acknowledges that during the course of his association and engagement with the Company, he will continue to be in contact with and may have access to trade secrets, proprietary information, customers and potential customers, suppliers and various confidential materials with respect to the Business of the Company, its affiliates and their respective operations (collectively “Confidential Information”).

Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Company, Employee agrees that he will not at any time, directly or indirectly, during the term of his employment with the Company and for a period of five (5) years from the termination of his employment with the Company (this time period as a whole being referred to herein as the “Restrictive Period”), directly or indirectly, disclose, sell, give, loan or otherwise transfer the Confidential Information to any person or entity or otherwise use Confidential Information for his own benefit or the benefit of others, unless authorized in writing by the Company. Employee will hold any and all Confidential Information received by, or otherwise disclosed to, him in the strictest confidence. Without limiting the foregoing, Employee will comply with all of the Company’s instructions for preserving its confidentiality and use Confidential Information only in furtherance of the Business.

Notwithstanding the foregoing, this obligation of confidentiality shall not apply to any information which (i) was known to the receiving party at the time of receipt; (ii) was in the public domain at the time of receipt; (iii) becomes public through no fault of the party obligated to keep it confidential; (iv) such party legitimately learns from third parties who are under no obligation of confidentiality with respect to the information; or (v) is required by applicable law to be divulged.

4. Non-Competition. Employee acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and with Confidential Information and that his services will be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that during the Restrictive Period (notwithstanding any reason for termination), he will not directly or indirectly own, invest in, make loans to, operate, manage, control, participate in, consult with, advise, or engage in services for any entity which directly or indirectly competes with the Business of the Company in the State of Illinois, since his knowledge of the Company’s trade secrets and Confidential Information would be very useful to such competitor and/or detrimental to the Company. The foregoing will not prohibit Employee from having passive investments of less than one percent (1%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

5. Non-Solicitation. During the Restrictive Period, Employee will not, directly or indirectly:

(i)	solicit, divert, or take away any of the Company’s customers, supplies or accounts; and/or

(ii)

assist another party, or himself divert, take away, hire, solicit or seek to induce employment of any person who is then an employee of the Company or who was employed by the Company at any time during the term of Employee’s employment with the Company.

6. Work Product. Employee agrees that all discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements, directly or indirectly related to the Business, (collectively “Inventions”) which are conceived, developed or otherwise made by him alone or jointly with others during his engagement with the Company, shall be the sole property of the Company. Employee therefore transfers and assigns the Inventions and all developments related to such Inventions created within one (1) year after the termination of his engagement (“Developed Inventions”) exclusively to the Company. Employee shall currently and promptly disclose to the Company all Inventions and Developed Inventions. Employee shall execute any and all documents and shall provide such assistance necessary either to evidence or register the assignment of these rights.

7. Return of Material. Upon the termination of Employee’s employment with the Company for any reason, by either party, with or without Cause, (or earlier if requested by the Company), Employee immediately will deliver to the Company all Confidential Information, keys and other tangible materials and things relating to Confidential Information which the Company entrusted to Employee and all other tangible materials which Employee created or developed, in whole or in part, within the scope of his engagement with the Company.

8. Acknowledgement. Employee agrees that: (i) the covenants set forth herein are reasonable in geographical and temporal scope and in all other respects; (ii) the Company would not have entered into this Agreement but for the covenants of Employee contained herein; and (iii) the covenants herein have been made in order to induce the Company to enter into this Agreement.

9. Remedies. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the promises set forth in Sections 3 through 7 of this Agreement and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if he breaches, or proposes to breach any portion of Sections 3 through 7 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. Employee agrees that he will be personally liable for all attorneys’ fees, costs, damages and penalties relating to the enforcement of any act to prevent or stop the violation of the confidentiality, non-compete, non-solicitation, work product and return of materials provisions of this Agreement.

10. Miscellaneous.

(a) Applicable Law, Severability and Venue/Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of Illinois. In the event any term or provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining terms and provisions of this Agreement will not in any way be affected thereby. In the event that any term or provision of this Agreement is determined to be in violation of any law or regulation, including but not limited to the Illinois Video Gaming Act, then the Agreement shall be modified in accordance with such applicable law or regulation so that the revised terms can best legally replicate the economic and business terms set forth herein. If the parties cannot agree on such modification, then an arbitrator appointed by the American Arbitration Association shall determine such modification.

Except as set forth in Section 9 hereof, the sole venue and jurisdiction for any matter or action related to this Agreement shall be the federal or state courts residing in Cook County, Illinois.

(b) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

(c) Waiver of Jury Trial. The parties of this Agreement pursuant to Section 9 hereof, each hereby waives, to the fullest extent permitted by law, any right to trial by jury on any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties of this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(d) Counterparts; Facsimile or Email Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile or email transmission.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, by the Company, and by the Company’s successors and assigns.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AMPLE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH HIS ATTORNEY. EMPLOYEE ACKNOWLEDGES THAT THE RESTRICTIONS CONTAINED HEREIN ARE FAIR, APPROPRIATE AND REASONABLE UNDER THE CIRCUMSTANCES.

IN WITNESS WHEREOF, the patties hereto have executed this Agreement as of the date first above written.

ACCEL ENTERTAINMENT GAMING, LLC:	EMPLOYEE:

By:

/s/ Andrew H. Rubenstein	/s/ Derek Harmer
Signature	Signature

Andrew H. Rubenstein	Derek Harmer
Printed Name/Title	Print Name

3/6/2013	3/6/2013
Date	Date

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) modifies the terms and conditions of the Employment Agreement between Accel Entertainment Gaming, LLC (“Company”) and Derek S. Harmer (“Employee”) entered into on March 6, 2013 (the “Agreement”) with an effective date of July 9, 2012.

The Company and Employee agree to modify the terms of the Agreement as follows:

1. Sections 1(b)(i); 1(b)(ii); and 1(b)(iii) are hereby deleted in their entirety and replaced with the following new Sections l(b)(i); l(b)(ii); and l(b)(iii):

“1. (b) Compensation and Benefits.

(i) Compensation. Employee’s base salary will be $265,000. The target range for any annual upward adjustments to Employee’s Base Salary shall be between 3%-10% which shall be based upon both the performance of the Employee and the Company. Any upward adjustments to Employee’s Base Salary must be approved by the Company’s Governance Committee, in their sole discretion, and also must be approved by the Company’s Board of Directors.

(ii) Cash Bonus. (1) Employee is eligible for a cash bonus from the Company for 2017, as approved by the Company’s Governance Committee, in their sole discretion, and also approved by the Company’s Board of Directors. (2) Beginning January 1, 2018, Employee is eligible in any calendar year for a target cash bonus of 35% of the Employee’s Base Salary (“Target Cash Bonus”).

(iii) Equity Incentive Program. Beginning January 1, 2018, Employee shall be eligible in any calendar year for up to 2,000 common share options priced at the end of that year share price in each year (“Target Equity Bonus”). For purpose of this Section 1(b)(iii), the value of each common stock option shall be 100% of the stock option price. (For example, if the stock option price is $60.00, the value of an option for one share of common stock would be $60.00.) In no event shall the value of the Target Equity Bonus of stock options or equity awarded under the provision contained in this Agreement together exceed an amount of 50% of the then Base Salary in any such year. Any Target Equity Bonus must be approved by the Company’s Board of Directors, in their sole discretion. The terms of the Company’s Equity Incentive Plan will govern any employee stock options or equity granted.”

2. The following new Section l(b)(xi) is hereby added to and shall be part of the Agreement:

“(xi) Approval. Notwithstanding anything to the contrary herein, all awards of Target Cash Bonus and Target Equity Bonus of stock options or equity must be approved by the Company’s Board of Directors, in their sole discretion.”

3. The following new Section l(c)(iv) is hereby added to and shall be part of the Agreement:

“(iv). Termination by the Company without Cause or by the Employee for Good Reason. If (i) the Employment Period is terminated by the Company for any reason other than for Cause, Disability or death, (ii) the Employment Period is terminated by the Company for what the Company believes is Cause or Disability, and it is ultimately determined that the Employment Period was terminated without Cause or Disability (iii) the Employee resigns for Good Reason, (iv) this Agreement is not renewed or otherwise extended by the Company after the Expected Completion Date, and the reason for such non-renewal or extension is not related to a termination for Cause, Disability or death of the Employee, the Employee shall be entitled to receive, as damages for such a termination, resignation or non-renewal, an amount equal to two-thirds of his Base Salary and Target Cash Bonus (collectively the “Termination Payment”) received during the period 360 days prior to the Termination Date. The Termination Payment shall be paid to Employee within 30 days of the Termination Date.”

4. Section 4. Non-Competition is hereby deleted in its entirety and replaced with the following new Section 4. Non-Competition:

“4. Non-Competition. Employee acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and with Confidential Information and that his services will be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that, during the two year period following the termination of his employment (notwithstanding any reason for termination), he will not directly or indirectly own, invest in, make loans to, operate, manage, control, participate in, consult with, advise, or engage in services for any entity which directly or indirectly competes with the Business of the Company in the State of Illinois and any other jurisdiction that Accel is licensed or has applied for licensing for gaming, since his knowledge of the Company’s trade secrets and Confidential Information would be very useful to such competitor and/or detrimental to the Company. The foregoing will not prohibit Employee from having passive investments of less than one percent (1%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.”

2

No other sections of the Agreement have been modified in any way by this Amendment. Accordingly, all terms not modified by the terms of this Amendment shall remain in full force and effect. If there are any inconsistencies between the te1ms of this Agreement and this Amendment, the Amendment shall control.

Agreed this 8th of November, 2017

ACCEL ENTERTAINMENT GAMING, LLC		EMPLOYEE

By:	/s/ Andrew H. Rubenstein	/s/ Derek S. Harmer
	Andrew H. Rubenstein	Derek S. Harmer
	Manager	General Counsel and
Chief Compliance Officer

3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) modifies the terms and conditions of the Employment Agreement between Accel Entertainment Gaming, LLC (“Company”) and Derek S. Harmer (“Employee”) entered into on March 6, 2013 with an effective date of July 9, 2012 and the First Amendment entered into on November 8, 2017. The Employment Agreement and First Amendment to Employment Agreement shall collectively be referred to as the “Agreement.”

The Company and Employee agree to modify the terms of the Agreement as follows:

1. Section 1(b)(ii) is hereby deleted in its entirety and replaced with the following new Section 1(b)(ii):

“1. (b) Compensation and Benefits.

(ii) Cash Bonus. Beginning January 1, 2018, Employee is eligible in any calendar year for a target cash bonus of 45% of the Employee’s Base Salary (“Target Cash Bonus”).

No other sections of the Agreement have been modified in any way by this Amendment. Accordingly, all terms not modified by the terms of this Amendment shall remain in full force and effect. If there are any inconsistencies between the terms of this Agreement and this Amendment, the Amendment shall control.

Agreed to this 9th day of July, 2018:

ACCEL ENTERTAINMENT GAMING, LLC		EMPLOYEE

By:	/s/ Andrew H. Rubenstein	/s/ Derek S. Harmer
	Andrew H. Rubenstein	Derek S. Harmer
	Manager	General Counsel and
Chief Compliance Officer